CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 6 to Registration Statement No. 333-118634 on Form N-1A of our report dated November 28, 2006, relating to the financial statements and financial highlights of Intrepid Capital Management Funds Trust, including Intrepid Capital Fund and Intrepid Small Cap Fund, appearing in the Annual Report on Form N-CSR of Intrepid Capital Management Funds Trust for the period ended September 30, 2006, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, WI
August 14, 2007